UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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LEAF Group ltd.
(Name of Registrant as Specified in Its Charter)

VIEX Opportunities Fund, LP – Series One

VIEX GP, LLC

VIEX Capital Advisors, LLC

Eric Singer

Osmium Capital, LP

Osmium Capital II, LP

Osmium Spartan, LP

Osmium Diamond, LP

Osmium Partners, LLC

John H. Lewis

Oak Investment Partners XI, Limited Partnership

Oak Investment Partners XII, Limited Partnership

Oak Associates XI, LLC

Oak Associates XII, LLC

Oak Management Corporation

Grace A. Ames

Bandel L. Carano

Edward f. glassmeyer

fredric w. harman

ann h. lamont

michael j. mcconnell

john mutch

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One (“Series One”), Osmium Capital, LP (“Osmium Fund I”) and Oak Investment Partners XI, Limited Partnership (“Oak XI”), together with the participants named herein (collectively, the “Participants”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of director nominees and for a non-binding proposal to declassify the Board of Directors of Leaf Group Ltd., a Delaware corporation (the “Company”) at the Company’s 2021 annual meeting of stockholders.

On April 7, 2021, the Participants issued the following press release:

STOCKHOLDER GROUP RESPONDS TO PROPOSED ACQUISITION OF THE LEAF GROUP by Graham Holdings Company

Considers Offer of $8.50 per Share Grossly Insufficient

Believes a Conservative Sum of the Parts Value of the Stock is $17.43 per Share

Questions the Process That Led to the Announced Merger

NEW YORK, April 7, 2021 /PRNewswire/ -- A group of stockholders of Leaf Group Ltd. (“LEAF” or the “Company”)(NYSE:LEAF), comprised of VIEX Opportunities Fund, LP –Series One, Osmium Capital, LP and Oak Investment Partners XI, Limited Partnership (together with their affiliates, “we” or the “Stockholder Group”), who beneficially own approximately 25% of the outstanding common stock of the Company, today issued the following statement in response to the proposed acquisition of LEAF by Graham Holdings Company (“Graham”):

“While we are generally supportive of a sale of the Company, we are concerned that the recently announced merger of the Company into Graham for $8.50 per share does not reflect the Company’s full and fair market value (the “Merger Transaction”). Specifically, we have concerns that the “shotgun style wedding” sale process for the entire Company in less than seven weeks was deeply flawed and not only crystalizes a significant conglomerate discount but also fails to compensate shareholders for a change of control premium. Based on figures reported in the Company’s most recent Annual Report on Form 10-K and estimates supported by sell-side analysts, we believe a conservative sum of the parts valuation of LEAF’s assets yields a price of $15.83 to $17.43 per share, comprising of the following elements:

➢	Net cash of $1.76 per share;[1]

➢	Revenue from the Digital Marketplace segment, which grew 73% in fiscal 2020, is approximately $195 million, and at a 2x multiple, would yield $390M in a sale, or $10.89 per share; [2]

➢	Revenue from the Digital Media business is approximately $57 million, and at a 2-3x multiple, would yield $114 to $171 million in a sale, or $3.18 to $4.78 per share; [3]

➢	The Company has $269.7 million in net operating loss carry forwards that may substantially shield taxable income and represent significant potential value to the right acquirer, which we have valued at zero to be conservative.

➢	Total value = $15.83 to $17.43 per share.

1 All per share figures are based on 35,800,651 shares of the Company’s common stock outstanding as of February 22, 2021 as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2021.

2 Digital Marketplace peers such as ETSY, RBL, FTCH, SFIX, and WISH average 8.8x revenue multiples.

3 Digital Media peers such as FRNWF and JCOM average 5.5x revenue multiples.

Accordingly, LEAF’s proposed sale to Graham at $8.50 represents an estimated 50% discount4 to the existing haircut of 40% to 80% relative to its publicly traded peers. To starkly contrast this differential, if LEAF achieved a public peer multiple in its Digital Media and Digital Marketplace business of 5.5x and 8.8x sales, respectively, the value of the Company’s combined businesses would be nearly $1.68 billion or $46.86 per share. We acknowledge that the Company operates below peer profit margins and possesses other leadership challenges which need to be discounted and accounted for. Nonetheless, we are deeply concerned with the consideration proposed in the Merger Transaction.

We also have concerns with the process described in the Company’s press release announcing the Merger Transaction. In our view, contacting just ten additional financial and strategic buyers about their interest in acquiring Leaf Group following the receipt of a proposal from Graham to acquire the Company does not appear to be a broadly conducted sales process, particularly in light of the fact that the Board had received a nomination notice from the Stockholder Group seeking to replace three incumbent directors.

We intend to carefully review the Company’s proxy materials seeking approval of the Merger Transaction before determining how we plan to vote our shares. However, we urge the Board to proactively reengage with Graham to achieve a more equitable price for the benefit of all stockholders before filing preliminary proxy materials.”

About VIEX Capital Advisors

VIEX Capital Advisors, LLC is a firm focused on investing in small and mid-cap technology companies. VIEX seeks to work alongside management and company boards to identify and execute on opportunities to unlock value for the benefit of all stockholders.

About Osmium Partners

We seek to generate strong, risk-adjusted returns by investing in undervalued, small capitalization companies across equity markets. Our Osmium 8 research process is based on eight simple factors involving factors such as balance sheet strength, aligned interests, attractive reinvestment opportunities, a low valuation, and reasonable growth prospects. As engaged owners, we actively discuss corporate strategy and capital structure with management teams and boards of directors. We prefer to conduct these discussions in private, but we will publicly debate important items with all shareholders when appropriate.

About Oak Investment Partners

Oak Investment Partners was founded in 1978. Since that time, the firm has invested $9 billion in over 525 companies around the world, earning the trust of entrepreneurs with a senior team that delivers steady guidance, deep domain expertise and a consistent investment philosophy. We are involved in the formation of companies, fund spinouts of operating divisions and technology assets, and provide growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. These companies are concentrated in the five major sectors that fuel the most disruptive growth in our world today: Information Technology, FinTech, Internet and Consumer, Healthcare Services, and Clean Energy.

4 49% to 47% discount based on conservative high and low estimates for Digital Marketplace revenue multiple.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

VIEX Opportunities Fund, LP –Series One (“Series One”), Osmium Capital, LP (“Osmium Fund I”) and Oak Investment Partners XI, Limited Partnership (“Oak XI”), together with the participants named herein, intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of director nominees and for a non-binding proposal to declassify the Board of Directors of Leaf Group Ltd., a Delaware corporation (the “Company”) at the Company’s 2021 annual meeting of stockholders.

SERIES ONE, OSMIUM FUND I, OAK XI AND THE OTHER PARTICIPANTS NAMED HEREIN STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Series One, VIEX GP, LLC (“VIEX GP”), VIEX Capital Advisors, LLC (“VIEX Capital”), Eric Singer, Osmium Fund I, Osmium Capital II, LP (“Osmium Fund II”), Osmium Spartan, LP (“Osmium Fund III”), Osmium Diamond, LP (“Osmium Fund IV”), Osmium Partners, LLC (“Osmium Partners”), John H. Lewis, Oak XI, Oak Associates XI, LLC (“Oak Associates XI”), Oak Investment Partners XII, Limited Partnership (“Oak XII”), Oak Associates XII, LLC (“Oak Associates XII”), and Oak Management Corporation (“Oak Management”) Grace A. Ames, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Michael J. McConnell, and John Mutch.

As of the date hereof, Series directly owns 2,282,045 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). VIEX GP, as the general partner of Series One, may be deemed the beneficial owner of the 2,282,045 shares of Common Stock beneficially owned by Series One. VIEX Capital, as the investment manager of Series One, may be deemed the beneficial owner of the 2,282,045 shares of Common Stock beneficially owned by Series One. Mr. Singer, as the managing member of each of VIEX GP and VIEX Capital, may be deemed the beneficial owner of the 2,282,045 shares of Common Stock beneficially owned by Series One. As of the date hereof, Osmium Fund I directly owns 1,059,336 shares of Common, including 161,200 shares of Common Stock underlying certain call options currently exercisable. As of the date hereof, Osmium Fund II directly owns 433,574 shares of Common Stock, including 67,500 shares of Common Stock underlying certain call options currently exercisable. As of the date hereof, Osmium Fund III directly owns 438,954 shares of Common Stock, including 76,500 shares of Common Stock underlying certain call options currently exercisable. As of the date hereof, Osmium Fund IV directly owns 882,626 shares of Common Stock, including 69,800 shares of Common Stock underlying certain call options currently exercisable. Osmium Partners, as the general partner of each of Osmium, Osmium Fund II, Osmium Fund III and Osmium Fund IV, may be deemed the beneficial owner of the 2,814,490 shares of Common Stock beneficially owned in the aggregate by each of Osmium, Osmium Fund II, Osmium Fund III and Osmium Fund IV, including 375,000 shares of Common Stock underlying certain call options currently exercisable. As of the date hereof, Mr. Lewis directly owns 94,348 shares of Common Stock. Mr. Lewis, as the managing member of Osmium Partners may be deemed the beneficial owner of the 2,814,490 shares of Common Stock beneficially owned in the aggregate by each of Osmium, Osmium Fund II, Osmium Fund III and Osmium Fund IV, including 375,000 shares of Common Stock underlying certain call options currently exercisable. As of the date hereof, Oak XI directly owns 2,948,287 shares of Common Stock. Oak Associates XI, as the general partner of Oak XI, may be deemed the beneficial owner of the 2,948,287 shares of Common Stock beneficially owned by Oak XI. As of the date hereof, Oak XII directly owns 769,387 shares of Common Stock. Oak Associates XII, as the general partner of Oak XII, may be deemed the beneficial owner of the 769,387 shares of Common Stock beneficially owned by Oak XII. Oak Management, as the manager of each of Oak Associates XI and Oak Associates XII, may be deemed the beneficial owner of the 3,717,674 shares of Common Stock beneficially owned in the aggregate by Oak XI and Oak XII. Ms. Ames, as a managing member of Oak Associates XII, may be deemed the beneficial owner of the 769,387 shares of Common Stock beneficially owned Oak II. Messrs. Carano, Glassmeyer and Harman and Ms. Lamont, as managing members of each of Oak Associates XI and Oak Associates XII, may be deemed the beneficial owner of the 3,717,674 shares of Common Stock beneficially owned in the aggregate by Oak XI and Oak XII. As of the date hereof, Messrs. McConnell and Mutch do not own any shares of Common Stock of the Company.